Exhibit 10.1

MYR GROUP INC.

PHANTOM STOCK AND TANDEM DIVIDEND EQUIVALENTS

AWARD AGREEMENT

(Independent Director)

This AGREEMENT (this “Agreement”) is made as of July 30, 2015 (the “Date of Grant”), by and between MYR Group Inc., a Delaware corporation (the “Company”), and [                        ] (“Grantee”).

1.	Grant of Phantom Stock Units and Tandem Dividend Equivalents. Pursuant to the MYR Group Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby grants to Grantee [ ] Phantom Stock units and tandem Dividend Equivalents.

2.	Rights of Grantee. Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Grant and until the earlier of (a) the time the Phantom Stock units vest and become payable or (b) the date the Phantom Stock units are forfeited/expire. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Company by virtue of this Award. The Phantom Stock units and Dividend Equivalents subject to this Agreement have been awarded to the Grantee in respect of services to be performed by the Grantee during the vesting period.

3.	Restrictions on Transfer. The rights to the Phantom Stock units and Dividend Equivalents may not be transferred, assigned or subject to any encumbrance, pledge or charge; provided, however, that the Grantee’s rights with respect to the Phantom Stock units and Dividend Equivalents may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Phantom Stock units and Dividend Equivalents.

4.	Vesting of Phantom Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Phantom Stock units shall vest in accordance with the vesting schedule set forth on Exhibit A hereto provided the Grantee remains a member of the Board until the applicable vesting dates listed on Exhibit A (or as otherwise provided in Section 5 of the Agreement).

5.	Accelerated Vesting of Restricted Shares. Notwithstanding the provisions of Section 4 hereof, the Phantom Stock units covered by this Agreement shall become immediately vested in full if (1) a Change in Control occurs while Grantee is a member of the Board or (2) the Grantee resigns from the Board before the end of his or her elected term as an Independent Director and such resignation was not the result of the Grantee’s breach of his or her fiduciary duty to the Company, as determined by the Board, in its sole discretion.

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Exhibit 10.1

6.	Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Agreement shall be made to the Grantee as soon as practicable following the time such units have vested pursuant to Sections 4 or 5 hereof. Payment shall be in the form of one (1) share of Common Stock for each vested unit of Phantom Stock. Payment shall be subject to withholding for taxes. To the extent that the Company is required to withhold any federal, state, provincial, local or foreign taxes in connection with any delivery of shares of Common Stock to the Grantee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Grantee shall pay such taxes or make arrangements that are satisfactory to the Company for payment thereof. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares of Common Stock delivered to the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the Fair Market Value on the date of such delivery. In no event, however, shall the Company retain shares for payment of taxes in excess of required minimum tax withholding rates.

The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Phantom Stock units, including, but not limited to, the grant, vesting or settlement of the Phantom Stock units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Phantom Stock units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.

7.	Dividend Equivalents Payments. Payments with respect to any Dividend Equivalent subject to this Agreement shall be credited by the Company to a bookkeeping account in the Grantee’s name as soon as practicable after any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Grant and before the Dividend Equivalent expires (or the Phantom Stock units vest). Grantee shall be entitled to payment of the Dividend Equivalents credited to the bookkeeping account in a cash lump sum payment at the same time the that payment of the related Phantom Stock units subject to this Agreement is made in accordance with Section 6 hereof. Dividend Equivalent payments shall be subject to withholding for taxes.

8.	Forfeiture/Expiration. Except to the extent the Phantom Stock units covered by this Agreement have vested pursuant to Sections 4 or 5 hereof, Grantee’s right to retain the Phantom Stock units and Dividend Equivalents covered by this Agreement shall be forfeited automatically and without further notice on the date that Grantee ceases to be a member of the Board for any reason other than as described in Section 5 and, if not previously vested and paid or forfeited, shall expire immediately after the third anniversary of the Date of Grant (i.e. the last vesting date). Any Dividend Equivalent subject to this Agreement shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid or (ii) is forfeited.

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Exhibit 10.1

9.	Restrictive Covenants. If the Grantee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, Grantee’s right to receive the Phantom Stock units and Dividend Equivalents covered by this Agreement shall be forfeited automatically and without further notice and, if and to the extent any Phantom Share units covered by this Agreement have vested pursuant to Sections 4 or 5 within a period of 18 months prior to such breach, the Grantee shall be required to return to the Company, upon demand, such shares or the net proceeds of any sales. For purposes of this Section 10, net proceeds shall mean the amount realized upon the disposition of the shares, less any applicable taxes withheld by the Company.

10.	Recovery of Phantom Stock Units. If (a) the Company restates any part of its financial statements for any fiscal year or years during which the Phantom Stock units and Dividend Equivalents covered by this Agreement have been granted due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years (a “Restatement”) and (b) the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Grantee’s right to receive the Phantom Stock units and Dividend Equivalents covered by this Agreement to be forfeited automatically and without further notice and, if and to the extent any Phantom Stock units covered by this Agreement have vested pursuant to Sections 4 or 5 within a period of 18 months prior to the Restatement, the Grantee shall be required to return to the Company, upon demand, such shares or the net proceeds of any sales. For purposes of this Section 11, net proceeds shall mean the amount realized upon the disposition of the shares, less any applicable taxes withheld by the Company. Notwithstanding anything herein to the contrary, Grantee’s consent shall not be required for an amendment to this Agreement that is deemed necessary by the Company to ensure compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.

11.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions that arise and to exercise its discretionary authority under the Plan in connection with the grant of the Phantom Stock units and Dividend Equivalents.

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Exhibit 10.1

12.	Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or this Agreement shall be binding, conclusive and final. The waiver by the Company of any provision of this Agreement shall not operate as or be construed to be a subsequent waiver of the same provision or of any other provision of this Agreement. Grantee agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Agreement.

13.	Capitalized Terms. All capitalized terms used in this Agreement that are not defined herein shall have the meanings given them in the Plan or resolutions adopted by the Board authorizing grants made under this Agreement, unless the context clearly requires otherwise.

15.	Nature of Grant. Nothing in this Agreement will give the Grantee any right to continue service as a Director with the Company or interfere in any way with the right of the Company to terminate the service of the Grantee as a Director. Furthermore, the Grantee acknowledges and agrees that (a) the grant of the Phantom Stock units and Dividend Equivalents to the Grantee is a voluntary, discretionary award and it does not constitute a commitment to make any future awards, (b) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (c) all decisions with respect to future Phantom Stock units and Dividend Equivalent grants, if any, will be at the sole discretion of the Company, (d) participation in the Plan is voluntary, (e) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty, and (f) in consideration of the grant of Phantom Stock units and Dividend Equivalents, no claim or entitlement to compensation or damages shall arise from termination of the Phantom Stock units and Dividend Equivalents or diminution in value of the Phantom Stock units and Dividend Equivalents or shares of Common Stock received upon vesting, including (without limitation) any claim or entitlement resulting from termination of the Grantee’s service as a Director with the Company (for any reason whatsoever and whether or not in breach of local laws) and the Grantee hereby releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Grantee shall be deemed irrevocably to have waived the Grantee’s entitlement to pursue such claim.

16.	Information. The Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Company and its Subsidiaries and affiliates, namely MYR Group Inc. (located in the United States) for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee hereby understands that the Company and its Subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Grantee: the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, compensation, nationality, position, any shares of Common Stock or directorships held in the Company, details of all Phantom Stock units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere (including the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee hereby understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired upon vesting. The Grantee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan and in accordance with local law. The Grantee hereby understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s human resources representative. The Grantee hereby understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee hereby understands that the Grantee may contact the Company’s human resources representative.

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Exhibit 10.1

17.	Canada Notices.

Securities Law Notice. The Grantee is permitted to sell shares of Common Stock acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed.

Foreign Asset Reporting Information. Foreign property (including shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. Please consult with your tax advisor for additional details.

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Exhibit 10.1

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, as of the day and year first above written.

MYR GROUP INC.

By
Name:	William A. Koertner
Title:	President and Chief Executive Officer

The undersigned Grantee hereby acknowledges receipt of an executed copy of this Agreement and accepts the right to receive any shares of Common Stock or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date:

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Exhibit 10.1

Exhibit A

Phantom Stock Unit Vesting Schedule

Grant Date of July 30, 2015

Date	Total Units of Phantom Stock Vested
July 30, 2016
July 30, 2017
July 30, 2018

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